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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Verso Technologies, Inc.:

We consent to the use of our report dated February 14, 2003, except as to paragraph 1 of Note 6 and paragraph 5 of Note 18, which are as of April 7, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Combinations," as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and the full adoption of all provisions effective January 1, 2002. Our report also refers to the adoption of SFAS No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which requires reclassification of gains and losses on debt extinguishment in prior periods from extraordinary items to continuing operations.


/s/ KPMG LLP

Atlanta, Georgia
September 5, 2003